Shawnee County, Kansas
Register of Deeds
Marilyn L. Nichols
Book: 4414 Page: 102
Line #:20060026164
Date Recorded: 10/06/2006 03:31:00.787 PM

Lawyers Title of Topeka, Inc.
5715 SW 21st St PO box 4046
Topeka, KS 66604
7707

Prepared by, and after recording

Return to:

Moss & Barnett (EHK)

A Professional Association

4800 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

FHLMC Loan No. 940972379

ASSIGNMENT OF SECURITY INSTRUMENT

(Revision Date 11-01-2000)

FOR VALUABLE CONSIDERATION, NorthMarq Capital, Inc., a corporation organized and existing under the laws of Minnesota (the “Assignor”), having its principal office at 3500 American Boulevard West, Suite 500, Bloomington, Minnesota 55431, hereby assigns, grants, sells and transfers to the FEDERAL HOME LOAN MORTGAGE CORPORATION, a corporation organized and existing under the laws of the United States (the “Assignee”), having its principal place of business at 8200 Jones Branch Drive, McLean, Virginia 22 102, and the Assignee’s successors, transferees and assigns forever, all of the right, title and interest of the Assignor in and to the Multifamily Mortgage, Assignment of Rents and Security Agreement dated/effective as of October 4, 2006, entered into by Cascade Joint Venture, L.P., a Kansas limited partnership (the “Borrower “) for the benefit of the Assignor, securing an indebtedness of the Borrower to the Assignor in the principal amount of $2,540,000.00 and recorded in the land records of Shawnee County, recorded immediately prior hereto at 4414-100 (the “Instrument”), which indebtedness is secured by the property described in Exhibit A, attached to this Assignment and incorporated into it by this reference.

Together with the note or other obligation described in the Instrument and all obligations secured by the Instrument now or in the future.

IN WITNESS WHEREOF, the Assignor has executed this Assignment /made effective as of October 4, 2006.

ASSIGNOR::
NorthMarq Capital, Inc., a Minnesota corporation
By:	/S/ PAUL W. CAIRNS
Paul W. Cairns Its Vice President

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF HENNEPHIN	)

On October 2, 2006, before me, the undersigned, a Notary Public in and for the State of Minnesota, duly commissioned and sworn, personally appeared Paul W. Cairns, to me known to be the Vice President of NorthMarq Capital, Inc., a Minnesota corporation, and acknowledged the foregoing instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute the said instrument.

Witness my hand and official seal hereto affixed the day and year first above written.

/S/ Lisa M. Saba
Notary Public in and for Minnesota
My Commission Expires: 1/31/10

EXHIBIT A

Legal Description

All of Lot 5, EXCEPT the North 33 feet thereof, AND EXCEPT that part of Lot 5 deeded to the City of Topeka as set out in Book 1741 Page 281, and all of Lot 6, EXCEPT that part of Lot 6 condemned in Case No. 1 15147, by the City of Topeka, all in Higinbotham and Mulvane’s Subdivision, in the City of Topeka, Shawnee County, Kansas.